Exhibit 4.1

TARGET CORPORATION

AND

THE BANK OF NEW YORK TRUST COMPANY, N.A.

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 1, 2007

to

INDENTURE

Dated as of August 4, 2000

Senior Debt Securities

FIRST SUPPLEMENTAL INDENTURE, dated as of May 1, 2007, between TARGET CORPORATION, a Minnesota corporation (hereinafter called the “Company”) having its principal place of business at 1000 Nicollet Mall, Minneapolis, Minnesota  55403, and THE BANK OF NEW YORK TRUST COMPANY, N.A. (as successor in interest to Bank One Trust Company, N.A.), not in its individual capacity but solely as trustee under the Indenture referred to herein and under this First Supplemental Indenture (hereinafter called the “Trustee”), having its Corporate Trust Office at 2 North LaSalle Street, Chicago, Illinois  60602.  For all purposes of this First Supplemental Indenture, capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

RECITALS OF THE COMPANY

The Company and the Trustee have heretofore executed and delivered a certain Indenture, dated as of August 4, 2000 (the “Indenture”), providing for the issuance from time to time of Debt Securities;

Section 901 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination (i) shall become effective only when there is no Debt Security Outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefits of such provisions or (ii) shall not apply to any Debt Security Outstanding; and

The conditions set forth in the Indenture for the execution and delivery of this First Supplemental Indenture have been satisfied and all things necessary have been done to make this First Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of Debt Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and ratable benefit of all Holders of Debt Securities of any series created on or after the date hereof (including, without limitation, the Company’s 5.375% Notes due 2017), that the Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE ONE

AMENDMENT TO EVENTS OF DEFAULT

Section 101.  Events of Default.  Clause (5) of the definition of “Event of Default” set forth in Section 501 of the Indenture shall be amended, solely with respect to Debt Securities Outstanding of any series created on or after the date hereof (including, without limitation, the Company’s 5.375% Notes due 2017), as follows:

(5)           a default under any Indebtedness for money borrowed by the Company or any Subsidiary (including a default with respect to Debt Securities of any series other than that series) or under any Mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Subsidiary (including this Indenture), whether such Indebtedness now exists or shall hereafter be created, which default shall have resulted in such Indebtedness in an outstanding principal amount in excess of $100 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled, or such Indebtedness having been discharged, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring the Company to cause such acceleration to be rescinded or annulled or cause such Indebtedness to be discharged and stating that such notice is a “Notice of Default” hereunder; or

ARTICLE TWO

MISCELLANEOUS

Section 201.  Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 202.  Successors and Assigns.  All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether expressed or not.

Section 203.  Separability.  In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 204.  Governing Law.  THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA.

Section 205.  No Representations by Trustee.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

2

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

TARGET CORPORATION

By:	/s/ Sara Ross
Name: Sara Ross
Title: Assistant Treasurer

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

By:	/s/ Sharon McGrath
Name: Sharon McGrath
Title: Vice President